UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2012

iGo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30907	86-0843914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255

(Address of Principal Executive Offices, Zip Code)

(480) 596-0061

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 23, 2012, iGo, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the bid price of the Company’s common stock for the last thirty consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 5450(a)(1). This notification has no effect on the listing of the Company’s common stock at this time.

The notification letter states that the Company will have 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, the closing bid price for the Company’s ordinary shares must be at least $1.00 per share for a minimum of ten consecutive business days. The compliance period expires on August 21, 2012. At the close of the grace period, if the Company has not regained compliance, it may be eligible for an additional grace period of 180 days, if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market and it provides Nasdaq with a notice of its intention to timely cure the bid price deficiency. If it is not eligible for an additional grace period, the Company will receive notification that its securities are subject to delisting, and it may then appeal the delisting determination to a Nasdaq Hearings Panel.

The Company intends to monitor the bid price for its ordinary shares between now and August 21, 2012 and will consider all available options to resolve the deficiency and regain compliance with the minimum bid price requirement. There can be no assurance that the Company will be able to regain compliance with the Nasdaq rules and thereby to maintain the listing of its common stock on the Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iGO, INC.

Dated: February 24, 2012	By:	/s/ Darryl S. Baker
	Name:	Darryl S. Baker
	Title:	Vice President and Chief Financial Officer